UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 23, 2022

Date of Report (Date of earliest event reported)

Can B̅ Corp.

(Exact name of registrant as specified in its charter)

Florida	000-55753	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 South Broadway, Suite 120 Hicksville, NY	11801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-595-9544

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	CANB	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 23, 2022, Can B Corp., a Florida corporation (the “Company”) entered into a definitive agreement (the “Agreement”) with Mast Hill Fund, L.P. (“Mast Hill”) for the sale of a promissory note (“Note”) and warrants (“Warrants”) to Mast Hill for total consideration of $315,000.

The Note is in the principal amount of $350,000 with an original issue discount of 10%. The Note is convertible into common stock of the Company at a price per share of $4.00, subject to adjustment pursuant to the terms of the Note. The Note bears interest at the rate of 12% per year, which increases to 16% per year in the event of default. The Company has agreed to pay $500 to Mast Hill for each conversion under the Note to cover its expenses related thereto. The Company has agreed to reserve at least two times the number of shares convertible under the Note at all times and has entered into an irrevocable letter agreement with its transfer agent to issue Mast Hill shares resulting from its conversion of the Note and exercise of Warrants. In the event that the Company issues common stock or securities convertible into common stock at a price per share less than the conversion price under the Note, the Note’s conversion price will be decreased to match such dilutive issuance; provided that, in the event a dilutive issuance occurs in the first 180 days after Note issuance, such adjustment will not be applied until the date 180 days after the Note is issued. The Note contains similar most favored nations terms where the adjustments will take place, if any, no sooner than 180 days after the Note is issued. The Company may prepay the Note subject to a 10% prepayment penalty and shall repay all of the Note in the event its current S-1 offering, as amended, is declared effective by the Securities and Exchange Commission (“SEC”) and shall repay at least 50% of the Note in the event of an alternative financing occurring after the company has raised at least $1,250,000 in bridge financing. The Company has agreed to offer mast Hill the first right to participate in future financings. The Note otherwise contains default and other restrictive terms typical of debt finance deals of this nature. The Note may be accelerated upon an event of default.

In conjunction with the issuance of the Note to Mast Hill, the Company also issued Mast Hill Warrants to purchase 54,687 shares of common stock at a price per share of $6.40. However, if within 180 days after the Warrant issuance the Company’s current S-1 offering, as amended, is declared effective by the SEC, the exercise price will be adjusted to 120% of the offering price per unit or share offered. The Company has agreed to register the common stock issuable upon exercise of the Warrant with the SEC pursuant to a registration rights agreement. If the shares are not so registered within 180 days from Warrant issuance, the Warrant shall have a cashless exercise feature. No fractional shares will be issued upon exercise of any potion of the Warrant. There are penalties to the Company in the event it does not timely issue shares upon exercise of the Warrant. The Warrant has anti-dilution terms similar to the Warrant, except that if the Company’s current S-1 offering, as amended, is declared effective by the SEC and the Note is paid in full, the exercise price shall never be adjusted due to a dilutive issuance.

In addition to the foregoing, the Company has agreed to pay $5,000 in Mast Hill’s legal fees and to grant Mast Hill piggyback registration rights requiring the Company to register all common shares held by Mast Hill resulting from conversion of the Note or exercise of the Warrants in the event it files a registration statement with the SEC, excluding certain types of registration statements where such piggyback rights would not apply. Otherwise, the Note, Warrants, registration rights agreement and Agreement contain covenants, representations and warranties typical of transactions of this type. All such agreements are governed by Delaware law.

On March 24, 2022 the Company executed a set of documents nearly identical to the Mast Hill documents whereby it sold a promissory note and warrants to Blue Lake Partners, LLC (“Blue Lake”) for $225,000. The note was for a principal amount of $250,000 and the warrant is to purchase 39,062 shares of common stock.

The foregoing descriptions of definitive agreements are qualified in their entirety by the terms of the full text of the agreements, respectively, attached hereto as exhibits.

The transactions described above each closed March 25, 2022.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See item 1.01 regarding the Mast Hill Note and Blue Lake Note and the obligations of the Company relating thereto.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 for discussion of the Notes and Warrants issued to Mast Hill and Blue Lake. The foregoing securities were issued in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”), as amended, and Regulation D as promulgated under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Mast Hill Purchase Agreement
10.2	Mast Hill Note
10.3	Mast Hill Warrant
10.4	Mast Hill RRA
10.5	Blue Lake Purchase Agreement
10.6	Blue Lake Note
10.7	Blue Lake Warrant
10.8	Blue Lake RRA
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Can B̅ Corp.

Date: March 29, 2022	Can B Corp.

	By:	/s/ Marco Alfonsi	By:	/s/ Marco Alfonsi
		Marco Alfonsi, CEO		Marco Alfonsi, CEO